Exhibit 10.05f

FIRST AMENDMENT TO THE

PRAXAIR, INC.

EQUALIZATION BENEFIT PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2007)

Article III, Section 1(c) of the Praxair, Inc. Equalization Benefit Plan (As Amended and Restated Effective December 31, 2007) is hereby amended by the addition of the following sentence at the end thereof, effective as of January 1, 2010:

“Notwithstanding the prior sentence, with respect to benefits that become payable on account of a Traditional-Design Participant’s termination of employment occurring after December 31, 2009, lump sum payments shall be calculated using a discount rate equal to the average of the 10 year Aaa municipal bond rate as published by Moody’s or a similar rating service for the months of July through December of the year immediately prior to the year in which such Participant terminated employment.”

PRAXAIR, INC.

By:

Date: